Exhibit 10.24

LOAN AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of 3 April 2006 (“Effective Date”) between:

Kende Holding Kft company number 01-09-867876/6 of Zichy Jenö u 4, 1066 Budapest, Hungary (the “Lender”)

Contego Systems Inc company number 4117394 of 1209 Orange Street, Wilmington, DE 19801, United States (the “Borrower”); and

WHEREAS IT IS AGREED as follows:

1.	Loan

1.1	Subject to and in accordance with the terms and conditions of this Agreement, the Lender shall make available to the Borrower as from the Effective Date a rolling credit of an amount as requested by the Borrower, up to a maximum amount of USD 1,000,000 (the “Loan”).

2.	Repayment

2.1	The term of the Loan is from the Effective Date to the seventh anniversary of the Effective Date at which time all amounts due and owing to the Lender in connection with the Loan shall be repayable.

2.2	Repayment of any outstanding Loan shall be as and when decided by the Borrower through an electronic wire transfer to the Lender’s nominated Bank account, with the Borrower notifying the Lender of such repayments. Such repayments shall be deducted from the current outstanding balance, and thus taken into account when calculating any future interest charges.

3.	Interest

3.1	Interest on the Loan shall be calculated on a daily basis at an annual rate of LIBOR in the currency of the Loan plus a margin of 2.5% on the basis of a 360 day year and actual days elapsed.

3.2	Unless otherwise agreed by the Lender and Borrower, interest on the loan shall be payable six-monthly in arrears on 15 June and 15 December in each year.

4.	Payments

4.1	Unless required by law and unless the Borrower and the Lender agree otherwise, all payments made by the Borrower hereunder shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim.

4.2	If the Borrower is compelled by law to withhold or deduct any taxes from any sum payable under this Agreement, the Borrower will pay the amount of such taxes to the relevant authority and as soon as practicable produce to the Lender a receipt or certificate from that authority confirming payment. In such circumstances the Borrower will, if requested by the Lender, pay to the Lender in the same manner and at the same time such additional amounts as are necessary to ensure that the Lender receives a net amount equal to the full amount which the Lender would have received if no such deduction or withholding had been required.

5.	Security

5.1	The Borrower shall secure the repayment of the Loan by executing those Security Documents attached hereto as Exhibit A (the “Security Documents”) and shall deliver the Security Documents on the Effective Date. From time to time the Lender may demand, and the Borrower shall execute, additional loan documents which are reasonably necessary to perfect the Lender’s security interests.

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6.	Representations and Warranties

6.1	The Borrower represents and warrants:

6.1.1	that the execution, delivery and performance of this Agreement and Security Documents have been duly authorised and are proper;

6.1.2	that the financial statement submitted to the Lender fairly represents the financial condition of the Borrower as of the date of this Agreement knowing that the Lender has relied thereon in granting the Loan;

6.1.3	that the Borrower has no contingent obligations not disclosed or reserved against in said financial statement, and at the present time there are no material, unrealised or anticipated losses from any present commitment of the Borrower;

6.1.4	that there are or will be no material adverse changes in the financial conditions of the Borrower at the time of the Effective Date;

6.1.5	that the Borrower will advise the Lender of material adverse changes which occur at any time prior to the Effective Date and thereafter to the date of final payment; and

6.1.6	that the Borrower has good and valid title to all of the property given as security hereunder.

6.2	The Borrower represents and warrants that such representations and warranties included in clauses 6.1.1 to 6.1.6 shall be deemed to be continuing representations and warranties during the entire life of this Agreement.

7.	Default

7.1	the Borrower shall be in default:

7.1.1	in the event of assignment by the Borrower for the benefit of creditors;

7.1.2	upon the filing of any voluntary or involuntary petition for bankruptcy by or against the Borrower;

7.1.3	if the Borrower has breached any representation or warranty specified in this Agreement;

7.1.4	if the Borrower fails to pay any sum payable under this Agreement within three business days; or

7.1.5	if any of the Borrower’s obligations become prematurely payable or any creditor in respect of those obligations becomes entitled to declare any such obligation prematurely payable or any such obligation is not paid when due and the Lender (acting reasonably) considers that such event is likely to adversely affect the Borrower’s ability to pay the sums due or to become due to the Lender under this Agreement.

8.	Mandatory Repayment

This Loan shall be at the option of any holder thereof and be immediately due and payable upon the occurrence of any of the following:

8.1	Breach of any condition of any mortgage, loan agreement, or guarantee granted as collateral security for the Loan.

8.2	Breach of any condition of any loan agreement or mortgage, if any, having a priority over any loan agreement or mortgage on security granted, in whole or in part, as collateral security for the Loan.

8.3	Upon the death, incapacity, dissolution, receivership, insolvency or liquidation of either of the parties hereto, or any endorser or guarantor of the Loan.

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8.4	If the Borrower has a change of control over the majority voting ownership of its shares or if existing single ownership of more than 50% of its shares drops below 50%.

9.	Fees

In the event this Loan shall be in default and placed for collection, then the Borrower agrees to pay all reasonable solicitors’ fees and costs of collection. Payments not made within five days of the due date shall be subject to a charge of ten percent per annum of the sum due. All payments hereunder shall be made to such address as may from time to time be designated by any party.

10.	Governing Law

10.1	This Agreement, the Note and the Security Documents shall be governed by and shall be constructed in accordance with the laws of Delaware and are subject to the jurisdiction of the Delaware courts.

IN WITNESS WHEREOF these presents are executed on the date before written:

SIGNED by Kende Holding Kft		SIGNED by Contego Systems Inc

Signature:	/s/ Damian Perl	Signature:	/s/ Ronald C. Jones
Name:	Perl	Name:	Ron Jones
Title:	Director	Title:	President
Date:	23/5/6	Date:	6/15/06

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EXHIBIT A

SECURITY DOCUMENTS

- None -

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